Exhibit 99.1

DIGITAL ANGEL ANNOUNCES AGREEMENT WITH LENDER
TO REDUCE CURRENT PRINCIPAL REPAYMENTS

Resulting Higher Cash Flow Available to Support Operational Restructuring Program
With No Increase in Debt

SO. ST. PAUL, MN (December 1, 2008) — Digital Angel (NASDAQ: DIGAD), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has entered into a letter agreement with Laurus Master Fund, Ltd. and certain of its affiliates to reduce the Company’s monthly principal repayments under its existing credit facilities by approximately 50%. The resulting improvement in cash flow, of approximately $2.3 million over the remaining life of the loans, will be used for working capital and to fund the Company’s ongoing operational restructuring program without the necessity of taking on additional debt. The Company’s restructuring program, which was announced in June 2008, has a projected 100% internal rate of return and once fully implemented, is expected to result in operational savings of over $4.0 million per year. Details of the letter agreement are provided in the Company’s Form 8-K filing.

Joseph J. Grillo, Chief Executive Officer of Digital Angel, commented, “The amendment to our agreement with Laurus and affiliates, providing for reduced monthly principal repayments, will provide us with improved cash flow for working capital and support of our Animal Identification division restructuring program, without our having to take on more debt. With credit markets still experiencing difficulties, we appreciate the flexibility of our lenders in helping us execute our business plan and achieve our goal of profitability.”

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the transaction. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel
Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

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